Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Wednesday, July 16, 2008
Gannett Co., Inc. Reports Preliminary Second Quarter Results
McLEAN, VA — Gannett Co., Inc. (NYSE: GCI) reported today that preliminary 2008 second quarter earnings per diluted share from continuing operations were $1.02 compared with $1.24 per share in the second quarter of 2007.
During the quarter, the company made changes to its domestic benefit plans by improving its 401(k) plan while freezing benefits under certain company sponsored pension plans. As a result, the company recognized a pre-tax curtailment gain for its domestic pension plans of approximately $46.5 million ($28.9 million after tax or $0.13 per share). However, the curtailment gain was almost totally offset by approximately $39.9 million in pre-tax severance expenses ($26.4 million after tax or $0.12 per share) related to reductions in force and efficiency efforts in the U.S. and the UK.
The preliminary results, however, do not include non-cash charges to be recorded in the quarter, which have not yet been finalized, for the impairment of goodwill, other intangible assets and certain other assets. The non-cash charges are expected to total in the range of $2.6 billion to $2.9 billion on a pre-tax basis and $2.4 billion to $2.7 billion on an after-tax basis. Earnings per share will be reduced in the quarter due to the charges but they will not impact the company’s operating cash flow.
Softening business conditions and the resulting decline in the company’s stock price required management to update its impairment testing for goodwill, intangible assets, and other long lived assets as of March 31, 2008. As a result, the company will incur non-cash impairment charges in the quarter to reduce the book value of newspaper publishing goodwill, other newspaper intangible assets including mastheads and certain newspaper property, plant and equipment. The charges will also include accelerated depreciation for certain newspaper property, plant and equipment related to restructuring initiatives. The carrying value of certain of the company’s investments in newspaper partnerships and other businesses, which are accounted for under the equity method, will also be affected. The final amount of the charges will be included in earnings and disclosed in our Form 10-Q, which we will file with the Securities and Exchange Commission on or before August 8, 2008.
Commenting on the second quarter results Craig Dubow, chairman, president and CEO said: “The weakening economy had a dramatic impact on our results. The impairment charges reflect, in part, these challenging economic conditions and pressure on our stock price but do not affect our ability to manage our businesses or make strategic acquisitions. The difficult economic and advertising environment also should not overshadow the progress we are making on our strategic transformation as we continue to position the company for the evolving media landscape.”
“The struggling economy has put pressure on advertising demand for our publishing segment particularly classified advertising in our real estate-centric markets in the U.S. and in the UK. Broadcasting benefited from higher political advertising and positive results from Captivate which partially offset the weakness in other categories. Growth in our online revenues also contributed positively to results in the quarter. We carefully controlled our operating expenses despite higher newsprint prices, and focused on increasing efficiencies. A significant level of severance expenses related to those efforts during the quarter will better position us for the remainder of this year and into 2009. We benefited from lower interest expense, as well.”
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CONTINUING OPERATIONS
Total operating revenues for the company were $1.72 billion in the second quarter compared to $1.91 billion in the second quarter of 2007, reflecting primarily the impact the weaker economy in the U.S. and the UK had on advertising demand in publishing and broadcasting. Operating cash flow (defined as operating income plus depreciation and amortization) was $429.9 million. Net income was $232.7 million in the quarter.
Reported operating expenses totaled $1.35 billion down 6.3 percent from $1.44 billion for the same quarter a year ago. The decline was driven by focused efforts to control costs and create efficiencies, lower newsprint expense, and the pension curtailment gain which was mitigated almost entirely by severance expenses. Corporate expenses were $8.8 million, a 52.9 percent decline from $18.7 million in the second quarter of 2007 and reflect, in part, an allocation of part of the pension curtailment gain and continued strong cost containment efforts.
Average diluted shares outstanding in the second quarter totaled 228,773,000 compared with 234,605,000 in 2007’s second quarter. Shares repurchased totaled 581,100 in the second quarter and 2.1 million year-to-date.
PUBLISHING
Publishing segment operating revenues totaled $1.53 billion for the quarter. Advertising revenues were $1.11 billion compared to $1.28 billion in the second quarter of 2007. Retail advertising revenues declined 8.3 percent, national revenues were 14.0 percent lower and classified revenues were down 18.7 percent. Advertising revenues declined 13.6 percent in the U.S. and 12.5 percent in pounds at Newsquest, our operations in the UK. Operating cash flow in the second quarter for the total publishing segment, which includes USA TODAY and Newsquest, was $345.3 million.
Total publishing operating expenses declined 5.7 percent to $1.23 billion, reflecting continued cost control and efficiency efforts in the U.S. and the UK, lower newsprint expenses and an allocation of part of the pension curtailment gain offset partially by severance expenses. Publishing operating expenses would have been down 5.5 percent excluding the impact of the curtailment gain and severance expenses. Reported newsprint expense declined 11.9 percent for the quarter reflecting a 4.9 percent increase in usage prices which was more than offset by a 16.0 percent decline in volume.
At USA TODAY, advertising revenues declined 16.6 percent in the second quarter compared to the year ago quarter. Paid advertising pages totaled 831 compared with 1,034 in the same quarter of 2007.
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BROADCASTING
Broadcasting revenues (which include Captivate) totaled $192.6 million in the quarter, versus $204.7 million in the second quarter of 2007, a 5.9 percent decline. The decline reflected a $3.1 million increase in politically related advertising demand that was more than offset by weakness in other categories, particularly automotive. Online revenues were 17.1 percent higher in the quarter compared to the second quarter in 2007 and Captivate’s revenues increased 9.1 percent. Operating expenses in the broadcasting segment totaled $111.7 million, a 4.8 percent decline from the same quarter a year ago reflecting cost controls and an allocation of part of the pension curtailment gain. Broadcast expenses would have been 1.5 percent lower excluding the curtailment gain and severance expenses. Operating cash flow was $89.4 million in the second quarter. Television operating revenues were $184.7 million for the quarter. Television expenses totaled $104.9 million, a 5.7 percent decline compared to $111.1 million for the same period a year ago.
NON-OPERATING ITEMS
At the end of 2007, the company’s equity share of operating results from its newspaper partnerships, including Tucson, which participates in a joint operating agency, the California Newspapers Partnership and Texas-New Mexico Newspapers Partnership, were reclassified from “All other” revenue and reflected as “Equity income (losses) in unconsolidated investees, net” in the non-operating section of the Consolidated Statements of Income. This line also includes equity income and losses from online/new technology businesses which were previously classified in “Other” non-operating items. “All other” revenue is now comprised principally of commercial printing revenues and revenue from PointRoll. All periods presented reflect these reclassifications.
The reduction in equity income from unconsolidated investees was due primarily to lower results for newspaper partnerships reflecting the challenging publishing advertising environment, and investments in digital assets.
Interest expense for the second quarter totaled $44.0 million compared to $66.4 million for the year-ago quarter. The 33.8 percent decline was due to lower interest rates and average debt balances.
The decrease in other non-operating income reflects a reduced level of investment income as well as the absence of gains on the sale of real estate and investments that benefited the second quarter last year.
The company’s tax rate reflects a lower UK statutory tax rate beginning in 2008, and the benefits of favorable renegotiations with UK tax authorities for tax positions of prior years.
Subsequent to the close of the quarter, Gannett announced that it had acquired from Tribune Company and The McClatchy Company, in separate transactions, their minority ownership interests in ShopLocal LLC, the top marketing and database services company for most major retailers in the U.S. The acquisitions present an opportunity unique to Gannett for ShopLocal to collaborate with another Gannett company, PointRoll. ShopLocal has a rich database of retailers and creates digital circulars. PointRoll can make these digital circulars interactive and broaden the distribution. Working together, they can create an end-to-end solution for retailers and a richer shopping environment for consumers.
* * * *
At the end of the quarter, Gannett had more than 100 domestic publishing Web sites, including USATODAY.com, one of the most popular newspaper sites on the Web. The company also had Web sites in all of its 19 television markets. In June, Gannett’s consolidated domestic Internet audience share was 23.1 million unique visitors reaching 14.1 percent of the Internet audience according to Nielsen//NetRatings. Newsquest is also an Internet leader in the UK where its network of Web sites attracted more than 95.0 million monthly page impressions from approximately 7.5 million unique users.
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All references in this release to “comparable” revenue results and “operating cash flow” are to non-GAAP financial measures. Management believes that this use allows management and investors to analyze and compare the Company’s results in a more meaningful and consistent manner. A reconciliation of the non-GAAP operating cash flow amounts to the Company’s consolidated statements of income is attached.
As previously announced, the company will hold an earnings conference call at 10:00 a.m. ET today. The call can be accessed via a live Webcast through the Investor Relations section of the company’s Web site, www.gannett.com, or listen-only conference lines. U.S. callers should dial 1-888-220-8474 and international callers should dial 913-312-1377 at least 10 minutes prior to the scheduled start of the call. The confirmation code for the conference call is 2764757. To access the replay, dial 1-888-203-1112 in the U.S. International callers should use the number 719-457-0820. The confirmation code for the replay is 2764757. Materials related to the call will be available through the Investor Relations section of the company’s Web site Wednesday morning.
Gannett Co., Inc. is a leading international news and information company that publishes 85 daily newspapers in the USA, including USA TODAY, the nation’s largest-selling daily newspaper. The company also owns nearly 900 non-daily publications in the USA and USA WEEKEND, a weekly newspaper magazine. Gannett subsidiary Newsquest is the United Kingdom’s second largest regional newspaper company. Newsquest publishes nearly 300 titles, including 17 daily newspapers, and a network of prize-winning Web sites. Gannett also operates 23 television stations in the United States and is an Internet leader with sites sponsored by its TV stations and newspapers including USATODAY.com, one of the most popular news sites on the Web.
Certain statements in this press release may be forward looking in nature or “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The forward looking statements contained in this press release are subject to a number of risks, trends and uncertainties that could cause actual performance to differ materially from these forward looking statements. A number of those risks, trends and uncertainties are discussed in the company’s SEC reports, including the company’s annual report on Form 10-K and quarterly reports on Form 10-Q. Any forward looking statements in this press release should be evaluated in light of these important risk factors.
Gannett is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this press release by wire services, Internet service providers or other media.

For investor inquiries, contact:	For media inquiries, contact:
Jeffrey Heinz	Tara Connell
Director, Investor Relations	Vice President of Corporate Communications
703-854-6917	703-854-6049
jheinz@gannett.com	tjconnel@gannett.com
# # #

PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Gannett Co., Inc. and Subsidiaries
Unaudited, in thousands of dollars (except per share amounts)

	Thirteen weeks	Thirteen weeks
	ended	ended	% Inc
	June 29, 2008	July 1, 2007	(Dec)
Net Operating Revenues:
Publishing advertising	$1,108,189	$1,281,555	(13.5)
Publishing circulation	305,994	312,506	(2.1)
Broadcasting	192,568	204,666	(5.9)
All other	111,238	113,908	(2.3)

Total	1,717,989	1,912,635	(10.2)

Operating Expenses:
Cost of sales and operating expenses, exclusive of depreciation	988,538	1,052,476	(6.1)
Selling, general and administrative expenses, exclusive of depreciation	299,539	320,636	(6.6)
Depreciation	57,936	62,677	(7.6)
Amortization of intangible assets	8,088	8,855	(8.7)

Total	1,354,101	1,444,644	(6.3)

Operating income	363,888	467,991	(22.2)

Non-operating (expense) income:
Equity income (losses) in unconsolidated investees, net	7,850	17,470	(55.1)
Interest expense	(43,957)	(66,400)	(33.8)
Other non-operating items	5,340	10,324	(48.3)

Total	(30,767)	(38,606)	(20.3)

Income before income taxes	333,121	429,385	(22.4)
Provision for income taxes	100,400	139,500	(28.0)

Income from continuing operations	232,721	289,885	(19.7)

Income from the operation of discontinued operations, net of tax	—	1,963	***
Gain on disposal of newspaper businesses, net of tax	—	73,814	***

Net Income	$232,721	$365,662	(36.4)

Earnings from continuing operations per share — basic	$1.02	$1.24	(17.7)
Discontinued operations per share — basic	—	0.01	***
Gain on disposal of newspaper businesses per share — basic	—	0.32	***

Net Income per share — basic	$1.02	$1.56	(34.6)

Earnings from continuing operations per share — diluted	$1.02	$1.24	(17.7)
Discontinued operations per share — diluted	—	0.01	***
Gain on disposal of newspaper businesses per share — diluted	—	0.31	***

Net Income per share — diluted	$1.02	$1.56	(34.6)

Dividends per share	$0.40	$0.31	29.0

To conform with current year presentation, the company’s equity share of operating results for 2007 from its newspaper partnerships, including Tucson, which participates in a joint operating agency, the California Newspapers Partnership and the Texas-New Mexico Newspapers Partnership, have been reclassified from “All other” revenue above and are reflected in a separate line in the Non-Operating section of the Statements of Income titled “ Equity income (losses) in unconsolidated investees, net.” All other revenue is now comprised principally of commercial printing revenues and revenue from PointRoll.
Equity income (losses) in unconsolidated investees, net includes losses/earnings from newspaper partnerships, as discussed above, and equity income and losses from online/new technology businesses which were previously classified in “Other” non-operating items.

PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Gannett Co., Inc. and Subsidiaries
Unaudited, in thousands of dollars (except per share amounts)

	Twenty-six weeks	Twenty-six weeks
	ended	ended	% Inc
	June 29, 2008	July 1, 2007	(Dec)
Net Operating Revenues:
Publishing advertising	$2,205,083	$2,503,182	(11.9)
Publishing circulation	615,172	630,041	(2.4)
Broadcasting	362,748	387,725	(6.4)
All other	211,855	222,901	(5.0)

Total	3,394,858	3,743,849	(9.3)

Operating Expenses:
Cost of sales and operating expenses, exclusive of depreciation	1,975,038	2,110,412	(6.4)
Selling, general and administrative expenses, exclusive of depreciation	594,435	641,157	(7.3)
Depreciation	117,538	124,862	(5.9)
Amortization of intangible assets	16,328	17,710	(7.8)

Total	2,703,339	2,894,141	(6.6)

Operating income	691,519	849,708	(18.6)

Non-operating (expense) income:
Equity income (losses) in unconsolidated investees, net	(3,905)	15,990	***
Interest expense	(92,506)	(139,345)	(33.6)
Other non-operating items	29,491	10,286	***

Total	(66,920)	(113,069)	(40.8)

Income before income taxes	624,599	736,639	(15.2)
Provision for income taxes	200,100	240,400	(16.8)

Income from continuing operations	424,499	496,239	(14.5)

Income from the operation of discontinued operations, net of tax	—	6,221	***
Gain on disposal of newspaper businesses, net of tax	—	73,814	***

Net Income	$424,499	$576,274	(26.3)

Earnings from continuing operations per share — basic	$1.86	$2.12	(12.3)
Discontinued operations per share — basic	—	0.03	***
Gain on disposal of newspaper businesses per share — basic	—	0.31	***

Net Income per share — basic	$1.86	$2.46	(24.4)

Earnings from continuing operations per share — diluted	$1.85	$2.11	(12.3)
Discontinued operations per share — diluted	—	0.03	***
Gain on disposal of newspaper businesses per share — diluted	—	0.31	***

Net Income per share — diluted	$1.85	$2.45	(24.5)

Dividends per share	$0.80	$0.62	29.0

To conform with current year presentation, the company’s equity share of operating results for 2007 from its newspaper partnerships, including Tucson, which participates in a joint operating agency, the California Newspapers Partnership and the Texas-New Mexico Newspapers Partnership, have been reclassified from “All other” revenue above and are reflected in a separate line in the Non-Operating section of the Statements of Income titled “ Equity income (losses) in unconsolidated investees, net.” All other revenue is now comprised principally of commercial printing revenues and revenue from PointRoll.
Equity income (losses) in unconsolidated investees, net includes losses/earnings from newspaper partnerships, as discussed above, and equity income and losses from online/new technology businesses which were previously classified in “Other” non-operating items.

PRELIMINARY BUSINESS SEGMENT INFORMATION
Gannett Co., Inc. and Subsidiaries
Unaudited, in thousands of dollars
Excluding discontinued operations

	Thirteen weeks	Thirteen weeks
	ended	ended	% Inc
	June 29, 2008	July 1, 2007	(Dec)

Net Operating Revenues:
Publishing	$1,525,421	$1,707,969	(10.7)
Broadcasting	192,568	204,666	(5.9)

Total	$1,717,989	$1,912,635	(10.2)

Operating Income (net of depreciation and amortization):
Publishing	$291,794	$399,279	(26.9)
Broadcasting	80,893	87,412	(7.5)
Corporate	(8,799)	(18,700)	(52.9)

Total	$363,888	$467,991	(22.2)

Depreciation and amortization:
Publishing	$53,542	$59,163	(9.5)
Broadcasting	8,501	8,459	0.5
Corporate	3,981	3,910	1.8

Total	$66,024	$71,532	(7.7)

Operating Cash Flow:
Publishing	$345,336	$458,442	(24.7)
Broadcasting	89,394	95,871	(6.8)
Corporate	(4,818)	(14,790)	(67.4)

Total	$429,912	$539,523	(20.3)

To conform with current year presentation, the company’s equity share of operating results for 2007 from its newspaper partnerships, including Tucson, which participates in a joint operating agency, the California Newspapers Partnership and the Texas-New Mexico Newspapers Partnership, have been reclassified from publishing revenues above and are reflected in a separate line in the Non-Operating section of the Statements of Income titled “Equity income (losses) in unconsolidated investees, net.”
Broadcasting includes results from the company’s 23 television stations and Captivate Network. Captivate is a national news and entertainment network which delivers programming and full motion video advertising through wireless digital video screens in elevators of office towers and select hotels across North America.
Operating Cash Flow represents operating income for each of the company’s business segments plus related depreciation and amortization. See attachment for reconciliation of amounts to the Consolidated Statements of Income.

PRELIMINARY BUSINESS SEGMENT INFORMATION
Gannett Co., Inc. and Subsidiaries
Unaudited, in thousands of dollars
Excluding discontinued operations

	Twenty-six weeks	Twenty-six weeks
	ended	ended	% Inc
	June 29, 2008	July 1, 2007	(Dec)

Net Operating Revenues:
Publishing	$3,032,110	$3,356,124	(9.7)
Broadcasting	362,748	387,725	(6.4)

Total	$3,394,858	$3,743,849	(9.3)

Operating Income (net of depreciation and amortization):
Publishing	$577,326	$739,887	(22.0)
Broadcasting	138,698	151,574	(8.5)
Corporate	(24,505)	(41,753)	(41.3)

Total	$691,519	$849,708	(18.6)

Depreciation and amortization:
Publishing	$108,921	$117,474	(7.3)
Broadcasting	16,996	17,182	(1.1)
Corporate	7,949	7,916	0.4

Total	$133,866	$142,572	(6.1)

Operating Cash Flow:
Publishing	$686,247	$857,361	(20.0)
Broadcasting	155,694	168,756	(7.7)
Corporate	(16,556)	(33,837)	(51.1)

Total	$825,385	$992,280	(16.8)

To conform with current year presentation, the company’s equity share of operating results for 2007 from its newspaper partnerships, including Tucson, which participates in a joint operating agency, the California Newspapers Partnership and the Texas-New Mexico Newspapers Partnership, have been reclassified from publishing revenues above and are reflected in a separate line in the Non-Operating section of the Statements of Income titled “Equity income (losses) in unconsolidated investees, net.”
Broadcasting includes results from the company’s 23 television stations and Captivate Network. Captivate is a national news and entertainment network which delivers programming and full motion video advertising through wireless digital video screens in elevators of office towers and select hotels across North America.
Operating Cash Flow represents operating income for each of the company’s business segments plus related depreciation, amortization. See attachment for reconciliation of amounts to the Consolidated Statements of Income.

PRELIMINARY NON-GAAP FINANCIAL INFORMATION
Gannett Co., Inc. and Subsidiaries
Unaudited, in thousands of dollars (except per share amounts)
“Operating cash flow”, a non-GAAP measure, is defined as operating income plus depreciation and amortization. Management believes that use of this measure allows investors and management to measure, analyze and compare the performance of its business segment operations at a more detailed level and in a meaningful and consistent manner.
A reconciliation of these non-GAAP amounts to the company’s operating income, which the company believes is the most directly comparable financial measure calculated and presented in accordance with GAAP on the company’s consolidated statements of income, follows:
Thirteen weeks ended June 29, 2008

	Publishing	Broadcasting	Corporate	Consolidated Total

Operating cash flow	$345,336	$89,394	$(4,818)	$429,912
Less:
Depreciation	(45,819)	(8,136)	(3,981)	(57,936)
Amortization	(7,723)	(365)	—	(8,088)

Operating income	$291,794	$80,893	$(8,799)	$363,888

Thirteen weeks ended July 1, 2007

	Publishing	Broadcasting	Corporate	Consolidated Total

Operating cash flow	$458,442	$95,871	$(14,790)	$539,523
Less:
Depreciation	(50,673)	(8,094)	(3,910)	(62,677)
Amortization	(8,490)	(365)	—	(8,855)

Operating income	$399,279	$87,412	$(18,700)	$467,991

Twenty-six weeks ended June 29, 2008

	Publishing	Broadcasting	Corporate	Consolidated Total

Operating cash flow	$686,247	$155,694	$(16,556)	$825,385
Less:
Depreciation	(93,323)	(16,266)	(7,949)	(117,538)
Amortization	(15,598)	(730)	—	(16,328)

Operating income	$577,326	$138,698	$(24,505)	$691,519

Twenty-six weeks ended July 1, 2007

	Publishing	Broadcasting	Corporate	Consolidated Total

Operating cash flow	$857,361	$168,756	$(33,837)	$992,280
Less:
Depreciation	(100,501)	(16,445)	(7,916)	(124,862)
Amortization	(16,973)	(737)	—	(17,710)

Operating income	$739,887	$151,574	$(41,753)	$849,708

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included in this press release, the company has provided information regarding diluted earnings per share (“EPS”) from continuing operations excluding the pension curtailment gain and severance expenses. Management believes EPS excluding the curtailment gain and severance expenses better reflects the ongoing performance of the company and enables management and investors to meaningfully trend, analyze and benchmark the performance of the company’s operations. This measure is also more comparable to financial measures reported by our competitors. EPS excluding the curtailment gain and severance expenses should not be considered a substitute for EPS calculated in accordance with GAAP.
The table below reconciles earnings per share prepared in accordance with GAAP to earnings per share excluding the pension curtailment gain and the severance expenses:

	Thirteen weeks	Thirteen weeks
	ended	ended
	June 29, 2008	July 1, 2007
Diluted Earnings from Continuing Operations per Share:
Earnings per Share (GAAP basis)	$1.02	$1.24

Pension curtailment gain	(0.13)	—

Severance expenses	0.12	—

Adjusted Earnings per Share (Non-GAAP basis)	$1.01	$1.24